American Century ETF Trust
AMENDMENT NO. 7 TO MANAGEMENT AGREEMENT
This AMENDMENT NO. 7 TO MANAGEMENT AGREEMENT (“Amendment”) is effective as of the 9th day of July, 2025 (the “Effective Date”), by and between AMERICAN CENTURY ETF TRUST, a Delaware statutory trust (the “Company”), and AMERICAN CENTURY INVESTMENT MANAGEMENT, INC., a Delaware corporation (the “Investment Manager”).
WHEREAS, the Company and the Investment Manager are parties to a certain Management Agreement effective as of June 20, 2023 and amended on June 20, 2023, November 6, 2023; January 1, 2024 ; June 20, 2024; September 23, 2024 and September 23, 2024 (“Agreement”); and
WHEREAS, the parties hereto desire to enter into this Amendment to amend Schedule A to the Agreement to reflect the addition of a new series of shares of the Company named Avantis Total Equity Markets ETF;
NOW, THEREFORE, IN CONSIDERATION of the mutual promises and agreements herein contained, the parties agree as follows:
1.    Amendment of Schedule A. Schedule A to the Agreement is hereby amended by deleting it in its entirety and replacing it with the Schedule A attached hereto.
2.    Ratification and Confirmation of Agreement. In the event of a conflict between the terms of this Amendment and the Agreement, it is the intention of the parties that the terms of this Amendment shall control and the Agreement shall be interpreted on that basis. To the extent the provisions of the Agreement have not been amended by this Amendment, the parties hereby confirm and ratify the effectiveness of those provisions of the Agreement.
3.    Full Force and Effect. Except as expressly supplemented, amended or consented to hereby, the representations, warranties, terms, covenants and conditions of the Agreement shall remain unamended and shall continue to be in full force and effect.
IN WITNESS WHEREOF, the parties have caused this Amendment to be duly executed by their respective duly authorized officers to be effective as of the day and year first above written.

American Century Investment Management, Inc.	American Century ETF Trust
/s/ Victor Zhang	/s/ Patrick Bannigan
Victor Zhang	Patrick Bannigan
President	President

American Century ETF Trust Schedule A: Fee Schedules
Schedule A
Fee Schedules

Series	Annual Management Fee

Avantis All Equity Markets Value ETF	0.05%
Avantis All International Markets Equity ETF	0.05%
Avantis All International Markets Value ETF	0.05%
Avantis Credit ETF	0.18%
Avantis Emerging Markets ex-China Equity ETF	0.33%
Avantis Emerging Markets Small Cap Equity ETF	0.42%
Avantis International Small Cap Equity ETF	0.30%
Avantis Moderate Allocation ETF	0.05%
Avantis Total Equity Markets ETF	0.19%
Avantis U.S. Large Cap Equity ETF	0.15%
Avantis U.S. Mid Cap Equity ETF	0.18%
Avantis U.S. Mid Cap Value ETF	0.20%
Avantis U.S. Quality ETF	0.15%

Series	Annual Management Fee by Class
	Institutional	G
Avantis U.S. Small Cap Equity Fund	0.25%	0.25%